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                                                                     EXHIBIT 5.4


Suite 900                       Correspondence:        Telephone:  902.420.3200        CHARLES S. REAGH
Purdy's Wharf Tower One         P.O. Box 997           Fax:        902.420.1417        Direct Dial:  902.420.3335
1959 Upper Water Street         Halifax, NS            halifax@smss.com                Direct Fax:   902.496.6173
Halifax, NS                     Canada  B3J 2X2        www.smss.com                    csr@smss.com
Canada  B3J 3N2

File Reference: NS267-142

June 27, 2001

BURLINGTON RESOURCES FINANCE COMPANY
c/o Burlington Resources Canada Energy Ltd.
Suite 3700, 250-6th Avenue S.W.
Calgary, AB T2P 3H7

BURLINGTON RESOURCES INC.
Suite 3700, 250-6th Avenue S.W.
Calgary, AB T2P 3H7

Dear Sirs:

RE:      BURLINGTON RESOURCES FINANCE COMPANY (THE "COMPANY")

We have acted as special Nova Scotia counsel to the Company in connection with the filing of a Form S-3 Registration Statement (the "REGISTRATION STATEMENT") File No. 333-61600, filed with the United States Securities and Exchange Commission.

We have considered such questions of law and examined such statutes, public and corporate records, certificates of governmental authorities and officers of the Company and other documents and conducted such other examinations as we have considered necessary or desirable to enable us to express the opinions hereinafter set forth. In such examination we have assumed the legal capacity of all individuals, the veracity of the information contained in the documents, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies of original documents.

In stating our opinions, we have also assumed the completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials; and

We are solicitors qualified to practice law in the Province of Nova Scotia and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

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With respect to the valid existence of the Company, we have relied exclusively on a Certificate of Status issued under the Companies Act (Nova Scotia) dated June 25, 2001, a copy of which has been provided to you.

On the basis of the foregoing we are of the opinion that the Company has been duly incorporated, is validly existing as a body corporate in good standing under the laws of the jurisdiction of its incorporation

Consent is hereby given to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933. This opinion may also be relied upon by Cahill Gordon & Reindel.

Yours truly,

STEWART MCKELVEY STIRLING SCALES